News Release
For Immediate Release

Contact:                      Christine Irving, AVP/Communications Manager
Office (856) 690-4372; cell (856) 982-3740

Sun Bancorp, Inc. Announces Completion of
Stock Repurchase and New Repurchase Plan

VINELAND, NJ, December 20, 2007 – Sun Bancorp, Inc., (Nasdaq: SNBC), the Vineland, New Jersey-based bank holding company and parent of Sun National Bank, today announced that it had recently completed the repurchase of 1,010,523 shares of its Common Stock accounting for 5% of its then outstanding shares prior to completion of the repurchase. In addition, the Company also announced that the Board of Directors has authorized a new stock repurchase plan covering up to approximately 5%, or approximately 1,100,000 shares, of the Company’s common stock to be purchased in the open market or in privately negotiated transactions. The Company currently has 21,689,875 shares of common stock outstanding.  Mr. Sidney R. Brown, vice chairman and interim president and CEO of the Company, indicated the repurchased shares would be available for the Company’s stock benefit plans and general corporate purposes. The repurchases will be made from time to time in open-market and privately negotiated transactions, subject to the availability of shares, over the next 18 months, or such shorter or longer period of time as the Company may determine.

Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 branch locations in Southern and Central New Jersey, Philadelphia, PA, and New Castle County, Delaware. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.
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Sun Bancorp Stock Repurchase – page two

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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